Filed Pursuant to Rule 433

Registration No. 333-180289

June 4, 2013

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Stock-Linked Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
7 Year Income Plus Notes

}	This free writing prospectus relates to two separate offerings:

–	7 Year Income Plus Notes with a 1.00% Minimum Annual Coupon (Note A)

–	7 Year Income Plus Notes with a 0.50% Minimum Annual Coupon (Note B)

}	7 Year maturity

}	Linked to a basket of 5 Reference Stocks

}	Repayment of principal at maturity

}	Annual coupons based on the performance of every Reference Stock, subject to the applicable Minimum Coupon Rate and the applicable Performance-Based Coupon Rate

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The 7 Year Income Plus Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-6 of this document, beginning on page S-3 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes at the time the terms of the Notes are set is expected to be between $925 and $950 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security / Total for Notes with a 1.00% Minimum Annual Coupon	$1,000/
Per security / Total for Notes with a 0.50% Minimum Annual Coupon	$1,000/

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.35% and referral fees of up to 1.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of underwriting discounts and referral fees exceed 4.75% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Notes:

Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

7 Year Income Plus Notes

Linked to a basket of 5 Reference Stocks

	Investor preference		Potential Annual COUPON	CUSIP/ ISIN
	Minimum Coupon Rate[1]	Performance-Based Coupon Rate[2]	Minimum Coupon Rate or Combined Return[3]
A	1.00%	4.50%[2]	1.00% or 5.50%	40432XGR6 / US40432XGR61
B	0.50%	8.00%[2]	0.50% or 8.50%	40432XGS4 / US40432XGS45

1 These preferences denote the comparative payoff characteristics of each Note compared with the other Note offered herein and do not reflect a comparison with any other financial product. Investor Preferences are not drawn to scale.

2 The actual level will be determined on the Trade Date and fixed for the duration of the Note. The level set on Trade Date will not be less than the level indicated above and maybe greater subject to market conditions on that day. Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the applicable Coupon Valuation Date being greater than or equal to its Initial Price.

3 The Minimum Coupon Rate and Performance-Based Coupon Rate (to be determined on the Trade Date) are shown together.

Indicative Terms*

Principal Amount	$1,000 per Note
Term	7 years
Coupon

The Coupon on each Coupon Payment Date for each Note will be variable and be calculated as follows:
If every Reference Stock Return on the applicable Coupon Valuation Date is greater than or equal to zero, you will receive:
$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

If any Reference Stock Return on the applicable Coupon Valuation Date is less than zero, you will receive:
$1,000 x Minimum Coupon Rate

Payment at Maturity per Note	Principal Amount plus any Coupon due on the Maturity Date
Minimum Coupon Rate	See page FWP-3
Performance-Based Coupon Rate	See page FWP-3
Reference Stocks	The Reference Stocks are: • UnitedHealth Group Inc. • eBay Inc. • Altria Group, Inc. • PepsiCo, Inc. • Wal-Mart Stores, Inc. For more information, see page FWP-3
Coupon Valuation Dates	See page FWP-4
Coupon Payment Dates	See page FWP-4
Pricing Date	June 24, 2013
Trade Date	June 24, 2013
Original Issue Date	June 27, 2013
Maturity Date	June 29, 2020

* As more fully described beginning on page FWP-3.

The Notes

For investors who seek full repayment of principal at maturity, subject to the credit risk of HSBC, and believe all of the Reference Stocks will appreciate or remain the same during the term of the Notes.

If every Reference Stock Return is greater than or equal to zero on any Coupon Valuation Date, the Coupon will equal the Performance-Based Coupon Rate plus the Minimum Coupon Rate, multiplied by the Principal Amount. If the Reference Stock Return of any Reference Stock is less than zero on any Coupon Valuation Date, the Coupon will equal the Minimum Coupon Rate multiplied by the Principal Amount.

The offering period for the Notes is through June 24, 2013

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HSBC USA Inc. 7 Year Income Plus Notes

Linked to a basket of 5 Reference Stocks

This free writing prospectus relates to two separate offerings of Notes linked to a basket of five common stocks (each a “Reference Stock” and the basket the “Reference Asset”). Each offering will have the terms described in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus the terms described in this free writing prospectus shall control.

Each of the two separate offerings of Notes will have a different Minimum Coupon Rate and Performance-Based Coupon Rate. The purchaser of any Note will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the offerings of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note

	Investor preference		Potential Annual COUPON	CUSIP/ ISIN
	Minimum Coupon Rate[1]	Performance-Based Coupon Rate[2]	Minimum Coupon Rate or Combined Return[3]
A	1.00%	4.50% [2]	1.00% or 5.50%	40432XGR6 / US40432XGR61
B	0.50%	8.00%[2]	0.50% or 8.50%	40432XGS4 / US40432XGS45

1 These preferences denote the comparative payoff characteristics of each Note compared with the other Note offered herein and do not reflect a comparison with any other financial product. Investor Preferences are not drawn to scale.

2 The actual level will be determined on the Trade Date and fixed for the duration of the Note. The level set on Trade Date will not be less than the level indicated above and maybe greater subject to market conditions on that day. Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the applicable Coupon Valuation Date being greater than or equal to its Initial Price.

3 The Minimum Coupon Rate and Performance-Based Coupon Rate (to be determined on the Trade Date) are shown together.

Reference Stocks:	The common stocks of the Reference Stock Issuers:
Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
UnitedHeath Group Inc.	UNH	NYSE	Healthcare		$63.88
eBay Inc.	EBAY	NASDAQ	E-Commerce Discretionary		$70.21
Altria Group, Inc.	MO	NYSE	Tobacco		$72.51
PepsiCo, Inc.	PEP	NYSE	Beverages		$124.90
Wal-Mart Stores, Inc.	WMT	NYSE	Mass Merchants		$246.41

[1] For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date. [2] Market capitalization (in billions) as of May 31, 2013. Source: Bloomberg L.P.

Payment at Maturity:	For each Note, the Principal Amount plus any Coupon due on the Maturity Date.
Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount of Notes, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every
Reference Stock is greater than or equal to zero, you will receive:
$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference
Stock is less than zero, you will receive:
$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price
Minimum Coupon Rate:	The relevant per annum Minimum Coupon Rate, as indicated above
Performance-Based Coupon Rate:	The relevant per annum Performance-Based Coupon Rate, as indicated above

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Coupon Valuation Dates	Coupon Valuation Date*	Coupon Payment Date**
and Coupon Payment	June 25, 2014	June 30, 2014
Dates:	June 24, 2015	June 29, 2015
	June 24, 2016	June 29, 2016
	June 26, 2017	June 29, 2017
	June 26, 2018	June 29, 2018
	June 26, 2019	July 1, 2019
	June 24, 2020	June 29, 2020 (the Maturity Date)
* Subject to the adjustment as described under “Additional Note Terms — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement. ** Expected.

Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Additional Note Terms — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Additional Note Terms — Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
Trade Date:	June 24, 2013
Pricing Date:	June 24, 2013
Original Issue Date:	June 27, 2013
Maturity Date:	3 scheduled business days after the final Coupon Valuation Date, and expected to be June 29, 2020. The Maturity Date is subject to adjustment as described under “Additional Note Terms —Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value is determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked securities, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the securities. The Estimated Initial Value for each offering of the Notes will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates.
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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General

This free writing prospectus relates to two separate offerings of Notes, each linked to the Reference Stocks identified on page FWP-3. The purchaser of any Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to five Reference Stocks. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each of the two offerings of Notes relates to the Reference Stocks identified on page FWP-3, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus any Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to your Note. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the relevant Minimum Coupon Rate or, if applicable, the relevant Performance-Based Coupon Rate (to be determined on the Trade Date) plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for every Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Minimum Coupon Rate and Performance-Based Coupon Rate will differ for each of the two offerings of Notes offered by this free writing prospectus. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Additional Note Terms — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

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Investor Suitability

The Notes may be suitable for you if:

}	You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon, based on the performance of each Reference Stock, that will be equal to the applicable Minimum Coupon Rate or, if applicable, the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

}	You believe the prices of all of the Reference Stocks will generally increase or remain equal to their Initial Prices over the term of the Notes.

}	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You believe the applicable Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

}	You are comfortable receiving only the Principal Amount of your Notes at maturity plus the applicable Coupon that will not be less than the applicable Minimum Coupon Rate or greater than the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

}	You are willing to invest in the Notes based on the sum of the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the applicable Performance-Based Coupon Rate.

}	You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

}	You are unwilling to receive only the Principal Amount of your Notes at maturity plus the applicable Coupon that will not be less than the applicable Minimum Coupon Rate or greater than the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— General risks related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The amount of the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The amount of the annual Coupon you receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon equal to the applicable Minimum Coupon Rate on the applicable Coupon Payment Date. The applicable Minimum Coupon Rate is specified on page FWP-3.

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You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead, you will receive annual Coupons based upon the applicable formulas described under the captions “Coupon,” “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page FWP-3. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the applicable Coupon will not exceed the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate. The Performance-Based Coupon Rate will be not less than the applicable rate specified for each Note on page FWP-3. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then drops on that day to a price that is at or below the Initial Level, the payment on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Reference Stocks prior to such drop. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us at the time the terms of the Notes are set, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us at the time the terms of the Notes are set. We will determine the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the costs associated with hedging our obligations under the Notes, the underwriting discount and the costs associated with issuing the Notes (such as costs associated with creating and documenting the Notes). If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Although not obligated to do so, for a predetermined period of time after the Original Issue Date, if we were to buy back your Notes, the purchase price you would receive (and which may be shown on your customer account statements) is expected to exceed the Estimated

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Initial Value, assuming all other market conditions remain the same. This pricing differential is only temporary and the excess amount is expected to decline on an approximate straight line basis to zero over a period of approximately six months from the Original Issue Date. The length of this period is generally dictated by market conditions. Thereafter, if you are able to sell your Notes, the price you would receive would be based on the market value of the Notes at that time, which would take into account factors including, but not limited to, then-prevailing market conditions, the relevant Reference Stocks, our creditworthiness and transaction costs.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Description of the Reference Stocks

unitedhealth group INC. (unh)

Description of UnitedHealth Group Inc.

UnitedHealth Group Inc. has stated in its filings with the SEC that it owns and manages organized health systems in the United States and internationally. The company provides employers with products and resources to plan and administer employee benefit programs. Information filed by UNH with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10864 or its CIK Code: 0000731766

Historical Performance of UnitedHealth Group Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 2, 2008 through May 31, 2013. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$57.81	$33.57	$34.36	December 31, 2010	$38.06	$33.94	$36.11
June 30, 2008	$38.33	$25.50	$26.25	March 31, 2011	$45.74	$36.37	$45.20
September 30, 2008	$33.49	$21.00	$25.39	June 30, 2011	$52.64	$43.30	$51.58
December 31, 2008	$27.29	$14.51	$26.60	September 30, 2011	$53.36	$41.33	$46.12
March 31, 2009	$30.25	$16.18	$20.93	December 30, 2011	$51.71	$41.32	$50.68
June 30, 2009	$29.69	$19.85	$24.98	March 30, 2012	$59.43	$49.82	$58.94
September 30, 2009	$30.00	$23.69	$25.04	June 29, 2012	$60.75	$53.78	$58.50
December 31, 2009	$33.25	$23.50	$30.48	September 28, 2012	$59.31	$50.33	$55.41
March 31, 2010	$36.06	$30.97	$32.67	December 31, 2012	$58.29	$51.09	$54.24
June 30, 2010	$34.00	$27.97	$28.40	March 29, 2013	$58.25	$51.37	$57.21
September 30, 2010	$35.91	$27.13	$35.11	May 31, 2013*	$64.90	$57.03	$62.63

* As of the date of this free writing prospectus available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2013.

The graph below illustrates the daily performance of UNH’s common stock from May 31, 2008 through May 31, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on May 31, 2013 was $62.63. Past performance of the Reference Stock is not indicative of its future performance.

FWP-9

EBAY INC. (EBAY)

Description of eBay Inc.

eBay Inc. has stated in its filings with the SEC that it operates an online trading community. The company's service is used by buyers and sellers for the exchange of products and services such as coins, collectibles, computers, memorabilia, stamps and toys, as well as concert and sporting tickets. Information filed by EBAY with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-24821 or its CIK Code: 0001065088.

Historical Performance of eBay Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 2, 2008 through May 31, 2013. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$33.51	$25.33	$29.84	December 31, 2010	$31.64	$23.94	$27.83
June 30, 2008	$33.47	$26.89	$27.33	March 31, 2011	$35.35	$27.22	$31.04
September 30, 2008	$29.13	$19.95	$22.38	June 30, 2011	$34.65	$28.16	$32.27
December 31, 2008	$22.23	$10.91	$13.96	September 30, 2011	$34.99	$26.86	$29.49
March 31, 2009	$15.48	$9.91	$12.56	December 30, 2011	$34.43	$27.42	$30.33
June 30, 2009	$18.39	$12.28	$17.13	March 30, 2012	$38.18	$29.55	$36.89
September 30, 2009	$24.73	$15.78	$23.61	June 29, 2012	$43.93	$35.32	$42.01
December 31, 2009	$25.80	$21.52	$23.54	September 28, 2012	$50.64	$38.06	$48.41
March 31, 2010	$28.36	$21.52	$26.95	December 31, 2012	$53.09	$45.66	$51.02
June 30, 2010	$27.67	$19.54	$19.61	March 29, 2013	$57.26	$49.55	$54.22
September 30, 2010	$25.16	$19.06	$24.40	May 31, 2013*	$58.04	$51.16	$54.10

* As of the date of this free writing prospectus available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2013.

The graph below illustrates the daily performance of EBAY’s common stock from May 31, 2008 through May 31, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on May 31, 2013 was $54.10. Past performance of the Reference Stock is not indicative of its future performance.

FWP-10

ALTRIA GROUP, INC. (MO)

Description of Altria Group, Inc.

Altria Group, Inc. has stated in its filings with the SEC that it manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco. Information filed by MO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08940 or its CIK Code: 0000764180.

Historical Performance of Altria Group, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 2, 2008 through May 31, 2013. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$24.55	$20.97	$22.20	December 31, 2010	$26.21	$23.66	$24.62
June 30, 2008	$23.02	$19.95	$20.56	March 31, 2011	$26.27	$23.35	$26.03
September 30, 2008	$21.86	$19.26	$19.84	June 30, 2011	$28.13	$25.81	$26.41
December 31, 2008	$20.91	$14.34	$15.06	September 30, 2011	$27.40	$23.20	$26.81
March 31, 2009	$17.63	$14.50	$16.02	December 30, 2011	$30.40	$25.94	$29.65
June 30, 2009	$17.62	$15.90	$16.39	March 30, 2012	$30.99	$28.00	$30.87
September 30, 2009	$18.70	$16.10	$17.81	June 29, 2012	$34.59	$30.75	$34.55
December 31, 2009	$20.47	$17.28	$19.63	September 28, 2012	$36.29	$32.72	$33.39
March 31, 2010	$20.85	$19.15	$20.52	December 31, 2012	$34.25	$30.01	$31.42
June 30, 2010	$21.91	$19.20	$20.04	March 29, 2013	$35.45	$31.85	$34.39
September 30, 2010	$24.38	$19.89	$24.02	May 31, 2013*	$37.60	$34.08	$36.10

* As of the date of this free writing prospectus available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2013.

The graph below illustrates the daily performance of MO’s common stock from May 31, 2008 through May 31, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on May 31, 2013 was $36.10. Past performance of the Reference Stock is not indicative of its future performance.

FWP-11

PEPSICO, INC. (PEP)

Description of PepsiCo, Inc.

PepsiCo, Inc. has stated in its filings with the SEC that it operates worldwide beverage, snack and food businesses. Information filed by PEP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01183 or its CIK Code: 0000077476.

Historical Performance of PepsiCo, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 2, 2008 through May 31, 2013. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$79.79	$66.30	$72.20	December 31, 2010	$68.11	$63.44	$65.33
June 30, 2008	$72.17	$63.41	$63.59	March 31, 2011	$67.46	$62.05	$64.41
September 30, 2008	$75.02	$63.58	$71.27	June 30, 2011	$71.88	$64.47	$70.43
December 31, 2008	$72.24	$49.74	$54.77	September 30, 2011	$70.75	$59.25	$61.90
March 31, 2009	$56.91	$45.39	$51.48	December 30, 2011	$66.76	$58.50	$66.35
June 30, 2009	$55.73	$47.50	$54.96	March 30, 2012	$67.19	$62.15	$66.35
September 30, 2009	$60.00	$54.30	$58.66	June 29, 2012	$70.66	$64.65	$70.66
December 31, 2009	$64.47	$58.28	$60.80	September 28, 2012	$73.65	$68.47	$70.77
March 31, 2010	$67.00	$58.75	$66.16	December 31, 2012	$71.47	$67.39	$68.43
June 30, 2010	$67.61	$60.50	$60.95	March 29, 2013	$79.26	$68.65	$79.11
September 30, 2010	$67.31	$60.32	$66.44	May 31, 2013*	$84.78	$78.27	$80.77

* As of the date of this free writing prospectus available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2013.

The graph below illustrates the daily performance of PEP’s common stock from May 31, 2008 through May 31, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on May 31, 2013 was $80.77. Past performance of the Reference Stock is not indicative of its future performance.

FWP-12

Wal-Mart Stores, Inc. (WMT)

Description of Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. has stated in its filings with the SEC that it operates discount stores, supercenters, and neighborhood markets. Information filed by WMT with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06991 or its CIK Code: 0000104169.

Historical Performance of Wal-Mart Stores, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 2, 2008 through May 31, 2013. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$54.15	$45.24	$52.68	December 31, 2010	$55.72	$52.93	$53.93
June 30, 2008	$59.95	$52.81	$56.20	March 31, 2011	$57.89	$50.97	$52.05
September 30, 2008	$63.40	$55.34	$59.89	June 30, 2011	$56.47	$51.92	$53.14
December 31, 2008	$60.29	$47.40	$56.06	September 30, 2011	$54.81	$48.31	$51.90
March 31, 2009	$57.51	$46.25	$52.10	December 30, 2011	$60.00	$51.64	$59.76
June 30, 2009	$54.57	$47.64	$48.44	March 30, 2012	$62.63	$58.21	$61.20
September 30, 2009	$52.56	$47.35	$49.09	June 29, 2012	$69.72	$57.18	$69.72
December 31, 2009	$55.09	$48.73	$53.45	September 28, 2012	$75.24	$69.15	$73.80
March 31, 2010	$56.27	$52.52	$55.60	December 31, 2012	$77.50	$67.37	$68.23
June 30, 2010	$55.90	$48.01	$48.07	March 29, 2013	$75.11	$67.72	$74.83
September 30, 2010	$54.39	$47.77	$53.52	May 31, 2013*	$79.96	$74.82	$74.84

* As of the date of this free writing prospectus available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2013.

The graph below illustrates the daily performance of WMT’s common stock from May 31, 2008 through May 31, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on May 31, 2013 was $74.84. Past performance of the Reference Stock is not indicative of its future performance.

FWP-13

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

}	Principal Amount:	$1,000

}	Hypothetical Minimum Coupon Rate:	1.00% (The actual Minimum Coupon Rates corresponding to each offering of the Notes are specified on page FWP-3)

}	Hypothetical Performance-Based Coupon Rate:	6.00% (The actual Performance-Based Coupon Rates corresponding to each offering of the Notes are specified on page FWP-3)

The actual Initial Prices will be determined on the Pricing Date.

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
UNH	12.00%
EBAY	2.50%
MO	5.00%
PEP	1.00%
WMT	2.00%
Minimum Coupon Rate =	1.00%
Performance-Based Coupon Rate =	6.00%
Coupon =	$70.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the 5 Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for one of the Reference Stocks is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the hypothetical Performance-Based Coupon Rate of 6.00% plus the hypothetical Minimum Coupon Rate of 1.00%. Therefore, you receive a Coupon of $70.00 on the applicable Coupon Payment Date.

FWP-14

Example 2: The Reference Stock Return for 1 of the 5 Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
UNH	12.00%
EBAY	5.00%
MO	5.00%
PEP	0.00%
WMT	-4.00%
Minimum Coupon Rate =	1.00%
Performance-Based Coupon Rate =	6.00%
Coupon =	$10.00

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of 4 of the 5 of the Reference Stocks (UNH, EBAY, MO and PEP) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (WMT) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $10.00 on the applicable Coupon Payment Date.

FWP-15

Events of Default and Acceleration

With respect to each offering of Notes, if such Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to such Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in Payment at Maturity in this free writing prospectus and (ii) any accrued but unpaid interest payable.  In such a case, the business day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable on the Notes on the accelerated Maturity Date.  The accelerated Maturity Date will be the third business day following the accelerated final Coupon Valuation Date.

If such Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to such Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.35% and referral fees of up to 1.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.75% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

FWP-16

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with the your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Variable Rate Debt Instruments” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$      7 Year Income Plus Notes with
a 1.00% Minimum Annual Coupon

$      7 Year Income Plus Notes with
a 0.50% Minimum Annual Coupon

June 4, 2013

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-6
Description of the Reference Stocks.	FWP-9
Illustrative Examples	FWP-14
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Note Terms	S-5
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60